Exhibit 10.7
Ally Financial Inc.

Ally Financial Inc.
500 Woodward Avenue, MC : MI-01-10-HR Detroit, MI 48226

«Date»

«First_and_Last_Name»

Re: Ally Financial Inc. Incentive Compensation Plan—2017 PSU Award

Dear «First_Name»:

1.
You have been granted an Award under the Ally Financial Inc. 2014 Incentive Compensation Plan (the “Plan”). A copy of the Plan is enclosed. Capitalized terms not defined in this Award Agreement will have the meaning set forth in the Plan.

2.
Your Award is granted to you as a matter of separate inducement and is not in lieu of salary or other compensation for your services. By accepting this Award, you consent to any and all Plan amendments, vesting restrictions, and revisions to any other term or condition of this Award Agreement that may be required to comply with federal law or regulation governing compensation, whether such amendments, restrictions, or revisions are applied prospectively or retroactively to this or prior Awards. By accepting this Award, you also acknowledge and agree that it is subject to all of the requirements set forth in the Enterprise Compensation Policy and that you are subject to all of the restrictive covenants set forth in Section 13 of the Plan (i.e., non-solicit, confidentiality, non-disparagement).

3.
Your Award is initially being made in the form of Performance Stock Units (“PSUs”). Your Award will vest 100% on the third anniversary of the Grant Date (the “Vesting Date”), subject to your continued employment with the Company or one of its Affiliates through the Vesting Date (or as otherwise set forth herein or in the Plan); provided, that the actual number of PSUs vesting and converting to Shares (such number of PSUs to be within a range of 0% to 150% of the number of the Target PSUs (as defined below)) (the “Adjusted PSUs”) shall be determined based on the achievement of the Performance Metrics (as defined in Exhibit A attached hereto) during the Performance Period (as defined below). For purposes of this Award Agreement, the “Performance Period” means the period commencing on January 1, 2017 and ending on December 31, 2018. Immediately following the end of the Performance Period, your Adjusted PSUs may, at the discretion of the Company, convert into a number of Shares of Restricted Stock equal to the number of Adjusted PSUs. For the avoidance of doubt, your Adjusted PSUs or Shares of Restricted Stock (as the case may be) will remain subject to your continued employment with the Company and its Affiliates through the Vesting Date and will be forfeited and cancelled if you do not remain employed with the Company and its Affiliates through the Vesting Date, except as otherwise explicitly provided below.

Grant Date:    «Date»
Number of Target PSUs Granted: «Total_Shares» (“Target PSUs”)

4.
This Award Agreement will become effective after you have printed, signed, dated one copy of this Award Agreement, and returned the signed copy (all pages) to: Brett Harrison at Ally Financial, e-mail Brett.Harrison@ally.com. If you do not accept this Award Agreement within 45 days of notification, [INSERT DATE] you will be deemed to have rejected the Award and this Award Agreement will be null and void and without any further force or effect.

5.
Subject to requirements of any federal laws or regulations and Ally policy that govern compensation (see paragraph 2 above), and subject to the terms of the Plan and this Agreement, the Company will deliver the

«First_and_Last_Name»
«Date»

Shares earned with respect to the Adjusted PSUs or will remove the restrictions imposed on any Shares of Restricted Stock delivered in respect of your Adjusted PSUs as of the Vesting Date, in accordance with paragraph 3 above.

6.
If on the Grant Date you are considered a material risk taker, in connection with regulatory guidance and in support of its corporate governance principles, to the extent that any portion of the Award remains unpaid, Ally reserves the right to adjust downward the amount of this Award without your consent to reflect adverse outcomes attributable to inappropriate, excessive, or imprudent risk taking in which you participated and which was the basis for this Award. Your Award is also subject to cancellation, recovery, forfeiture, or repayment consistent with Ally’s recoupment policy contained in the Enterprise Compensation Policy.

7.	The provisions of this paragraph 7 shall supersede any contrary provisions of Sections 11 and 12 of the Plan with respect to this Award.

(a) If you experience a Termination of Service due to Disability or death prior to the Vesting Date, the Performance Period will be deemed to end and your unvested PSUs or Shares of Restricted Stock under this Award (as the case may be) will become nonforfeitable and will be settled within 75 days of such Termination of Service in a number of unrestricted, freely transferrable Shares equal to: (i) the number of your Target PSUs, if your Termination of Service occurs prior to the end of the Performance Period and (ii) the number of your Adjusted PSUs or Shares of Restricted Stock, if your Termination of Service occurs on or after the last day of the Performance Period.

(b) If you experience a Termination of Service due to Retirement prior to the Vesting Date, your unvested PSUs or Shares of Restricted Stock under this Award (as the case may be) will become nonforfeitable on the date of such Retirement and your Award will continue to be earned and vest in accordance with paragraph 3 of this Award Agreement based on the achievement of the Performance Metrics (even though you are not employed by the Company or one of its Affiliates on the Vesting Date) and will be settled as of the Vesting Date in accordance with paragraph 5 above.

(c) If you experience a Termination of Service without Cause by the Company or a Qualifying Termination (whether as a result of a Sale of your Business Unit or otherwise), in each case, other than in connection with a Change in Control, your unvested PSUs or Shares of Restricted Stock under this Award (as the case may be) will become nonforfeitable on the date of such Termination of Service and your Award will continue to be earned and vest in accordance with paragraph 3 of this Award Agreement based on the achievement of the Performance Metrics (even though you are not employed by the Company or one of its Affiliates on the Vesting Date) and will be settled as of the Vesting Date in accordance with paragraph 5 above; provided, however, that if, as of the Vesting Date, the number of Shares underlying the Adjusted PSUs or the number of Shares of Restricted Stock that you hold under this Award (as the case may be) exceeds the number of Shares underlying the Target PSUs (the number of such excess Shares, the “Above Target Shares”), then the number of Above Target Shares that will be delivered to you will be determined by multiplying (a) the number of Above Target Shares by (b) a fraction, (i) the numerator of which is the number of calendar days during the Performance Period prior the date your termination of employment and (ii) the denominator of which is the number of calendar days during the Performance Period and any PSUs or Shares under this Award in excess of this amount will be forfeited and cancelled (the “Excess Adjustment”). However, if you experience a Termination of Service without Cause by the Company or a Qualifying Termination at a time when you would have been eligible for Retirement, your Termination of Service shall be treated as a Retirement and your Award will be administered in accordance with paragraph 7(b) above.

(d) Notwithstanding the foregoing, in the event of a Change in Control of Ally, the Performance Period will be deemed to end and your outstanding PSUs will convert to Restricted Stock immediately prior to the Change in Control, to the extent not previously converted to Restricted Stock. If more than half of the Performance Period has elapsed at the time of the Change in Control and achievement of the Performance Metrics is determinable, as determined by the Committee, your outstanding PSUs will be converted to a number of Shares of Restricted Stock based on the achievement of the Performance Metrics as of the date

«First_and_Last_Name»
«Date»

of the Change in Control. If less than half of the Performance Period has elapsed at the time of the Change in Control or achievement of the Performance Metrics is not determinable, your outstanding PSUs will be converted to a number of Shares of Restricted Stock equal to the number of Target PSUs. If, following the Change in Control any Restricted Stock received under this paragraph 7(d) or paragraph 3 above is not, or is not expected to be, continued in effect or converted into restricted stock of the surviving or successor parent corporation on a basis substantially equivalent to the consideration received by shareholders of the Company in connection with the Change in Control, the Restricted Stock will be vested and settled in unrestricted, freely transferrable Shares immediately prior to the Change in Control. If, following the Change in Control any Restricted Stock received under this paragraph 7(d) or paragraph 3 above is continued in effect or converted into restricted stock of the surviving or successor parent corporation on a basis substantially equivalent to the consideration received by shareholders of the Company in connection with the Change in Control, the continued or converted awards will be settled in unrestricted, freely transferrable shares of the surviving or successor parent corporation (or otherwise settled and paid) (without any Excess Adjustment) on the earlier of (x) the Vesting Date (provided you continue to be employed by the Company (or your successor employer after the Change in Control) through the Vesting Date) or (y) (A) the date you experience a Termination of Service by the Company (or your successor employer after the Change in Control) without Cause or due to a Qualifying Termination or (B) within 75 days of the date you experience a Termination of Service due to Disability, Retirement or death.

8.
If the Company pays a dividend on Shares prior to the Vesting Date, you will be entitled to a dividend equivalent payment in the same amount as the dividend you would have received if you held the number of Shares, if any, as earned and vested as of the Vesting Date. These dividends will vest and be paid to you on the Vesting Date (or such other vesting and settlement date applicable under paragraphs 7(a), (b), (c) or (d) above), subject to the vesting of your Award. No dividends or dividend equivalents will be paid to you with respect to any portion of your Award that is canceled or forfeited. The Company will decide on the form of payment and may pay dividends or dividend equivalents in Shares, in cash or in a combination thereof, subject to applicable law.

9.	You will have no voting rights with respect to the Shares underlying your Award unless and until you become the record owner of the Shares underlying your Award.

10.
You may designate a beneficiary using the Beneficiary Designation Form enclosed. If no beneficiary is designated, or if the Ally determines that the beneficiary designation is unclear, or that the designated beneficiary cannot be located, any settlement as a result of your death will be made to your estate. The EDC Website may also be used for any subsequent change in your beneficiary designation.

11.
By accepting this Award, you understand and acknowledge that your Award is subject to the rules under Internal Revenue Code Section 409A, and agree and accept all risks (including increased taxes and penalties) resulting from Internal Revenue Code Section 409A.

12.
Except as prohibited by any federal law or regulation that governs compensation, see paragraph 2 above, your Award is subject to and governed by the terms and conditions of this Award Agreement and the Plan.

13.	By accepting this Award, as evidenced by your signature below, you agree to abide by the terms and conditions of this Award Agreement and the Plan.

Sincerely yours,

Kathleen Patterson
Chief HR Officer
«Date»

«First_and_Last_Name»
«Date»

I HAVE READ THE PLAN DOCUMENT AND THIS AWARD AGREEMENT AND I ACCEPT THE AWARD REFERENCED ABOVE SUBJECT TO THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT AND THE ALLY FINANCIAL INC. 2014 INCENTIVE COMPENSATION PLAN.

Participant Signature (Required)	Date (Required)

Last Four Digits of SSN or National ID (Required)

EXHIBIT A

PERFORMANCE METRICS

The number of Adjusted PSUs will be based on the Company’s achievement during the Performance Period of the Core ROTCE and TSV (each as defined below) performance metrics (collectively, the “Performance Metrics”), determined in accordance with the following formula:

Number of Target PSUs	x	Core ROTCE Adjustment Percentage	x	50%	=	Number of Core ROTCE Adjusted PSUs

Number of Target PSUs	x	TSV Adjustment Percentage	x	50%	=	Number of TSV Adjusted PSUs

Number of Core ROTCE Adjusted PSUs	+	Number of TSV Adjusted PSUs	=	Number of Adjusted PSUs

The “ROTCE Adjustment Percentage” and the “TSV Adjustment Percentage” will each be derived as set forth in the tables below and any fractional Shares resulting from the application of the ROTCE Adjustment Percentage or TSV Adjustment Percentage, as applicable, will be rounded up.

Core ROTCE		TSV
2-Year Average Annual Core ROTCE Achievement Level (%)	ROTCE Adjustment Percentage (%)	2-Year Average Annual TSV Growth Rate Achievement Level (%)	TSV Adjustment Percentage (%)
>12.00	150	>13.00	150
10.01 – 12.00	125	10.01 – 13.00	125
8.01 – 10.00	100	7.01 – 10.00	100
6.01 – 8.00	75	4.01 – 7.00	75
4.01 – 6.00	50	1.01 – 4.00	50
< 4.01	0	< 1.01	0

The below listed definitions will apply for purposes of this Award Agreement.
“Core ROTCE” means (i) Operating Net Income Available to Common divided by (ii) Normalized Common Equity.
“Core Net Income Available to Common” means: (i) pre-tax income from continuing operations, minus (ii) income tax expense, plus (iii) expense associated with original issue bond discount amortization (net of tax), minus (d) preferred dividends, plus (e) the impact of any disclosed repositioning items (net of tax).
“Normalized Common Equity” means the two period average of: (i) shareholder equity, minus (ii) book value of preferred stock outstanding, minus (iii) goodwill and other intangibles, minus (iv) remaining original issue bond discount, minus (v) remaining net deferred tax asset.
“Total Shareholder Value” or “TSV” means the sum of (i) Adjusted Tangible Book Value Per Share Growth, Year over Year, and (ii) Dividends Per Share.

«First_and_Last_Name»
«Date»

“Adjusted Tangible Book Value Per Share” means (i) Adjusted Tangible Book Value divided by (ii) end of period Shares outstanding.
“Adjusted Tangible Book Value” means: (i) shareholder equity, minus (ii) book value of preferred stock outstanding, minus (iii) goodwill and other intangibles, minus (iv) remaining original issue bond discount (net of tax).
“End of Period Shares Outstanding” means the number of common shares (Shares) outstanding at the end of the period.
“Dividend Per Share” means (i) the total annual dividend payout ($) per share divided by (ii) Average Adjusted Tangible Book Value Per Share.
“Total Annual Dividend payout ($) per Share” means (i)Total dollars paid for Common Dividends in the period divided by (ii) End of Period Shares Outstanding
“Average Adjusted Tangible Book Value per Share” means two period average of Adjusted Tangible Book Value.
The goals in setting target levels for ROTCE and TSV are to align the interests of management with those of Ally’s shareholders, to incent forward-looking and sustained performance, and to drive balanced risk-taking. Ally and its shareholders would not be well served by rewarding or penalizing management for items that impact ROTCE or TSV but that would not further the achievement of these goals. As a result, for purposes of calculating ROTCE and TSV for a fiscal year, each of the following items shall be excluded to the extent such item is material and was not taken into account in establishing the target levels:
(i)litigation and regulatory judgments, charges or settlements and any accruals or reserves relating to litigation or regulatory matters;
(ii) the effect of changes in law applicable to Ally which shall be measured based on the effect of the changes on revenue, income, assets and liabilities demonstrably caused by such changes in law;
(iii) the effect of changes in accounting principles, including any related accounting restatements;
(iv) income, expenses, gains or losses from discontinued operations;
(v) the charges and other costs and balance sheet impacts associated with any acquisition, divestiture, restructuring or pre-payment or other early retirement of outstanding debt, and, in the case of an acquisition, any income or loss associated with the acquired business or assets during the same fiscal period; and
(vi) any items that are categorized as unusual in nature or infrequently occurring within the meaning of GAAP. Adjustments for these excluded items will be made in a manner so that participants are neither penalized nor rewarded for these items. Adjustments for these excluded items will be applied formulaically consistent with principles historically applied and in a manner that will not trigger a modification or new measurement date with respect to any award under GAAP.
The Compensation, Nominating and Governance Committee of the Board of Directors of the Company shall have sole and exclusive authority and discretion to make all determinations and resolve all ambiguities, questions and disputes relating to the calculation of Core ROTCE and TSV and the level of earning and vesting of this Award.